Exhibit 99.1

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 2nd quarter net income available to common shareholders of $1.5 million and 3rd quarter dividend

Community Bank Shares of Indiana, Inc. reported second quarter net income available to common shareholders of $1.5 million and earnings per diluted common share of $0.46 per share for the quarter.  The Company also announced today that on August 3rd, its board of directors approved a quarterly cash dividend on the Company’s common stock of $0.10 per share payable on August 31, 2010 to shareholders of record at the close of business on August 16, 2010.

The following points summarize significant financial statement items for the second quarter of 2010.

•
Net interest margin on a tax equivalent basis decreased slightly during the quarter from 4.23% for the first quarter of 2010 to 4.02% in the second quarter primarily as a result of an increase in the average interest bearing deposits in other financial institutions.  Net-interest income has increased $2.9 million dollars or 26% through the first two quarters of 2010 compared to 2009 as a result of the prepayment of $67.0 million of FHLB advances in 2009 and 2010 which had a weighted average cost of 6.03%.

•	Non-interest deposits have increased by $17.9 million or 16.2% from December 31, 2009 to June 30, 2010.

•
Provision for loan losses for the quarter ended June 30, 2010 was $1.2 million as compared to $14.3 million for the equivalent period in 2009.  Non-performing assets to total assets decreased to 3.66% at June 30, 2010 from 4.44% at December 31, 2009 while allowance for loan losses to total loans declined to 2.39% from 2.80% for as of the same dates, respectively.  The decrease in the allowance for loan losses and non performing assets were mostly due to loan charge-offs of $5.2 million for the first six months of 2010.

•	Non-performing assets increased during the quarter by $6.2 million to $35.8 million as of June 30, 2010.

•	A gain of $489,000 was realized on the sale of available for sale securities.

•
Non-interest expenses have decreased by $18.3 million from the first six months of 2009 to same period in 2010 mostly due to a $16.2 million goodwill and other intangible asset impairment charge in the second quarter of 2009 and other cost reduction efforts by management.

The Company’s consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income	$9,093	$9,463	$18,444	$19,767
Interest expense	2,077	4,034	4,243	8,498
Net interest income	7,016	5,429	14,201	11,269
Provision for loan losses	1,190	14,346	2,303	15,410
Non-interest income	2,004	2,105	3,932	4,286
Non-interest expense	5,537	23,287	11,231	29,567
Income (loss) before income taxes	2,293	(30,099)	4,599	(29,422)
Income tax expense	491	(5,229)	992	(5,175)
Net income (loss)	$1,802	$(24,870)	$3,607	$(24,247)
Preferred stock dividends and discount accretion	(265)	(91)	(533)	(91)
Net income (loss) available to common shareholders	$1,537	$(24,961)	$3,074	$(24,338)
Basic earnings (loss) per common share	$0.47	$(7.67)	$0.94	$(7.49)
Diluted earnings (loss) per common share	$0.46	$(7.67)	$0.93	$(7.49)

	Quarter Ended
	June 30, 2010	December 31, 2009	June 30, 2009

Non-Performing Assets to Total Assets	3.66%	4.44%	3.50%
Allowance for Loan Losses to Total Loans	2.39	2.80	3.18

James Rickard, President and Chief Executive Officer, commented, “The strategic direction of our Company is producing very positive results.  Our margin expansion over the past twelve months is a direct result of successful efforts to reposition the funding side of our balance sheet.  As indicated earlier non-interest deposit balances are up 16.2% this year, a positive sign of the continued emphasis and progression of our customer service culture.  We are also seeing our average balance per deposit account increase, which echoes the fact that local consumers and businesses are saving more now than they did a few years ago.  The increase in savings also indicates that individuals in our communities are still concerned about economic recovery.  While many believe the economy stopped contracting a few quarters ago, many also believe that the recovery will take longer than originally expected.”

Rickard continued, “Our improved results over the last four quarters can also be attributed to managing expenses within our control.  We have been able to effectively balance these controllable expenses against those outside our reach such as FDIC insurance premiums and a continued tough operating environment for many of our small business customers.  Our local economy remains resilient in one of the toughest times in modern history and we are confident that the entrepreneurs and leaders within the footprint we serve will come through this period focused and determined to make our community better.  We want to be a part of that success.”

About Community Bank Shares, Inc.
Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company.  In 1995 the company went public under the NASDAQ symbol CBIN.  Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank.  The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service.  To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2009 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:
Paul Chrisco
CFO
Community Bank Shares of Indiana, Inc.
812-981-7375